Exhibit (h)(14)(f)(vi)
Form of Exhibit A to Expense Waiver Agreement
Revised as of December ___, 2013

			Expense Waiver (stated as a
			percentage of average daily net
			assets of the Fund or attributable
			to the specified share class(es), as
Fund	Classes	Affected Agreement	applicable)
AllianzGI Opportunity Fund	All Classes	Advisory Agreement	0.05%

AllianzGI International Managed Volatility Fund	All Classes	Administration Agreement	0.20%

AllianzGI NFJ Dividend Value Fund	All Classes	Advisory Agreement	0.025% on assets in excess of $7.5 billion, and an additional 0.025% on assets in excess of $10 billion

AllianzGI NFJ International Value Fund	All Classes	Advisory Agreement	0.01% on assets in excess of $4 billion, an additional 0.015% on assets in excess of $5 billion, and an additional 0.025% on assets in excess of $7.5 billion

		Administration Agreement	0.025%[1]

AllianzGI NFJ Small-Cap Value Fund	All Classes	Advisory Agreement	0.025% on assets in excess of $3 billion, an additional 0.025% on assets in excess of $4 billion, and an additional 0.025% on assets in excess of $5 billion

AllianzGI NFJ Small-Cap Value Fund	Institutional Class Administrative Class Class R6	Administration Agreement	0.05%

[1]	The Administration Agreement waiver recorded above with respect to AllianzGI NFJ International Value Fund is effective December 16, 2013 and shall continue through December 15, 2014. From November 1, 2013 through December 31, 2013, AGIFM contractually agreed to observe a waiver of a portion of its administrative fees, which reduced the contractual fee rate under the Administration Agreement by 0.05% with respect to all classes of AllianzGI NFJ International Value Fund. Independent of this Administration Agreement waiver, from November 1, 2013 through December 31, 2013, AGIFM also voluntarily agreed to observe an additional waiver of a portion of its administrative fees, which reduced the contractual fee rate under the Administration Agreement by an additional 0.025% with respect to all classes of AllianzGI NFJ International Value Fund. Effective December 16, 2013, AGIFM and the Fund’s Board of Trustees mutually agreed to revoke both of these Administration Agreement waivers and to replace them with the waiver set forth in the table above.
[Exhibit A to Allianz Funds Expense Waiver Agreement]

Expense Waiver (stated as a
percentage of average daily net
assets of the Fund or attributable
to the specified share class(es), as
Fund	Classes	Affected Agreement	applicable)
AllianzGI Large-Cap Growth Fund	All Classes	Advisory Agreement	0.05%

AllianzGI Technology Fund	All Classes	Advisory Agreement	0.01% on assets in excess of $2 billion, an additional 0.015% on assets in excess of $3 billion, and an additional 0.025% on assets in excess of $5 billion

AllianzGI Income & Growth Fund	All Classes	Advisory Agreement	0.01% on assets in excess of $2 billion, an additional 0.015% on assets in excess of $3 billion, and an additional 0.025% on assets in excess of $5 billion
[Exhibit A to Allianz Funds Expense Waiver Agreement]